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Exhibit 99.1

PRESS RELEASE                                        Source: Armor Electric Inc.

ARMOR ANNOUNCES FUNDING OBTAINED FOR COMPLETION OF MEXICO CITY TAXI CAB PROJECT Monday April 24, 12:28 pm ET

SOLANA BEACH, Calif., April 24 /PRNewswire-FirstCall/ -- Armor Electric, Inc. (OTC Bulletin Board: ARME - News) announces the company has completed financing in the form of a 'convertible note' with a substantial Investment Group in San Diego, California. This financing includes an initial payment to Armor of $215,000 USD and further payments up to a total of $600,000 USD to Armor based on the performance of agreed to 'milestones' between the parties.

This funding will allow Armor to fulfill the company's obligations to the Joint Venture in the production of the electric propulsion systems for the Mexico Taxi Cab project and for the further R&D to complete additional electric vehicle projects already in progress between the Joint Venture partners.

The first commercial taxi cab vehicles are in the process of being shipped by Hero from India to the Las Vegas facility. Armor expects these units to be installed with the 'electric propulsion system' and fully tested and inspected by the Mexico taxi cab company within the next two weeks. The first order under the 42,000 electric taxi cab vehicle order will be completed between the principles at that time. This first commercial contract will be a milestone day for Armor and the 'Strategic Partners of Armor.

With this initial funding, the Investment Group made a further commitment to provide additional funds to Armor on an 'as need to' basis in the event the company is able to acquire, produce or develop any new technology which will enhance Armor's advancement in the electric vehicle and hybrid electric vehicle industry for today's markets.


About Armor Electric, Inc.

Armor Electric, Inc. (www.armorelectric.com) is a leader in the design, manufacture, and distribution of electric battery power drive systems for land and water vehicles.

For further information, please contact: Investor Relations, cschertzer@armorelectric.com

This information may include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations as to future events. However, the forward-looking events and circumstances discussed on the website might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

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Source: Armor Electric, Inc.